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                                 ALSTON&BIRD                           EXHIBIT 8

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-7777


Philip C. Cook           Direct Dial: 404-881-7491   Internet: pcook@alston.com


                                 June 18, 1996


Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

Rockdale Community Bank
1172 Old Salem Road
Conyers, Georgia 30207-5994


             Re:  PROPOSED AGREEMENT AND PLAN OF MERGER INVOLVING
                  ROCKDALE COMMUNITY BANK, REGIONS FINANCIAL CORPORATION, AND REGIONS BANK

Ladies and Gentlemen:

     We have served as counsel to Regions Financial Corporation ("Regions") in connection with the proposed reorganization of Regions and Rockdale Community Bank ("Rockdale") pursuant to the Amended and Restated Agreement and Plan of Reorganization dated as of March 12, 1996, and amended and restated as of May 20, 1996 (the "Agreement") which provides for the merger of Rockdale with and into Regions Bank, a wholly-owned subsidiary of Regions. In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain assumptions as more fully described below. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.


                         601 Pennsylvania Avenue, N.W.
                           North Building, Suite 250
                          Washington, D.C. 20004-2601



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Regions Financial Corporation
Rockdale Community Bank
June 18, 1996
Page 2





                            INFORMATION RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

             (1)  The Agreement;

             (2)  The Registration Statement on Form S-4 filed by
                  Regions with the Securities and Exchange Commission under the Securities Act of 1933, on June 18, 1996, including the opinion of Lange, Simpson, Robinson & Somerville attached thereto as exhibit 5 and the Proxy Statement/Prospectus for the Annual Meeting of the stockholders of Rockdale; and

             (3)  Such additional documents as we have considered relevant.

     In our examination of the documents, we have assumed with your consent that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Rockdale and Regions and through certificates provided by the management of Rockdale and the management of Regions.

     You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking-related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Conyers, Georgia market area. To achieve these goals, the following will occur pursuant to the Agreement:

     (1) Subject to the terms and conditions of the Agreement and the Plan of Merger, at the Effective Time, Rockdale shall be merged with and into Regions Bank as authorized by Section 7-1-530 of the Financial Institutions Code of Georgia and in accordance with the provisions of Sections 7-1-531, 7-1-532, and 7-1-533 of the Financial Institutions Code of Georgia. Regions Bank shall be the Surviving Bank resulting from the Merger and shall continue to operated as an wholly-owned, first tier Subsidiary of


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Regions Financial Corporation
Rockdale Community Bank
June 18, 1996
Page 3




Regions and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors of Rockdale and Regions, and the terms of a Plan of Merger to be entered into by Regions Bank and Rockdale.

     (2) Subject to the provisions of Article 3.1 of the Agreement, at the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

         (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (b) Each share of Regions Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (c) Each share of Rockdale Common Stock (excluding shares held by any Rockdale Company or by any Regions Company, which shares shall be canceled as provided in Section 3.3 of the Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for 0.515116 of a share of Regions Common Stock, subject to adjustment as provided in Section 10.1(h) of the Agreement (the "Exchange Ratio").

     (3) In the event Rockdale or Regions changes the number of shares of Rockdale Common Stock or Regions Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     (4) Each of the shares of Rockdale Common Stock held by any Rockdale Company or by any Regions Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     (5) Any holder of shares of Rockdale Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 7-1-537 of the Financial Institutions Code of Georgia and Section 14-2-1106 of the GBCC shall be entitled to receive the value of such shares in cash as determined

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Regions Financial Corporation
Rockdale Community Bank
June 18, 1996
Page 4




pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the GBCC and surrendered to the Surviving Bank the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Rockdale fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of Rockdale Common Stock is entitled under Article Three of the Agreement (without interest) upon surrender by such holder of the certificate or certificates representing shares of Rockdale Common Stock held by such holder. Rockdale will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Rockdale.

     (5) Notwithstanding any other provision of the Agreement, each holder of shares of Rockdale Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Rockdale Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options.

     (6) At the Effective Time, all rights with respect to Rockdale Common Stock pursuant to stock options or stock appreciation rights ("Rockdale Options") granted by Rockdale under the Rockdale Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each Rockdale Option, in accordance with the terms of the Rockdale Stock Plan and stock option agreement by which it is evidenced on substantially the same terms and conditions.

     (7) All restrictions or limitations on transfer with respect to Rockdale Common Stock awarded under the Rockdale Stock Plans or any other plan, program, or arrangement of any Rockdale Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of

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Regions Financial Corporation
Rockdale Community Bank
June 18, 1996
Page 5




Regions Common Stock into which such restricted stock is converted pursuant to
Section 3.1 of the Agreement.

     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date on which the Merger is consummated:

     (1) The fair market value of the Regions Common Stock received by each stockholder of Rockdale will, in each instance, be approximately equal to the fair market value of the Rockdale Common Stock surrendered in exchange therefor.

     (2) There is no plan or intention by any of the stockholders of Rockdale who own one percent (1%) or more of the outstanding Rockdale Common Stock, and to the best of the knowledge of the management of Rockdale, the remaining Rockdale stockholders have no plan or intention, to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock that they will receive in the Merger that will reduce on the part of the Rockdale stockholders such stockholders' ownership of Regions Common Stock to a number of shares having an aggregate value as of the date of the Merger of less than fifty percent (50%) of the aggregate value of all of the Rockdale Common Stock outstanding immediately prior to the Merger. For purposes of this representation, shares of Rockdale Common Stock that are disposed of or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding Rockdale Common Stock immediately prior to the Merger. Moreover, shares of Rockdale Common Stock and shares of Regions Common Stock held by Rockdale stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transactions will be considered outstanding immediately prior to the Merger in making this representation.

     (3) In the Merger, Regions Bank will acquire assets representing at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Rockdale immediately prior to the Merger. For this purpose, all redemptions and distributions (except for regular, normal dividends) made by Rockdale immediately preceding the Merger and all amounts paid out of the assets of Rockdale as reorganization expenses will be considered as assets held by Rockdale immediately prior to the Merger. In addition, assets disposed of in contemplation of the Merger will be considered as assets held by Rockdale immediately prior to the Merger.

     (4) Regions has no plan or intention to liquidate Regions Bank, or to sell or otherwise dispose of its stock in Regions Bank or cause Regions Bank to sell or otherwise dispose of any of the assets acquired by Regions Bank from Rockdale, except

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Regions Financial Corporation
Rockdale Community Bank
June 18, 1996
Page 6




for dispositions made in the ordinary course of business or transfers to a corporation controlled by Regions Bank. For purposes of this Tax Opinion, a corporation is considered to control a corporation in which it holds at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock.

     (5) From and after the consummation of the Merger, Regions Bank will continue the historic business of Rockdale or use a significant portion of Rockdale's business assets in a business.

     (6) The liabilities of Rockdale to be assumed by Regions Bank in the Merger (and the liabilities to which the assets to be transferred are subject) were incurred or will be incurred by Rockdale in the ordinary course of its business.

     (7) There is not now nor will there be at the time of the Merger any intercorporate indebtedness existing between Rockdale and Regions or between Rockdale and Regions Bank that was issued, acquired, or will be settled at a discount.

     (8) Rockdale, Regions Bank, and Regions will each pay all direct costs and expenses incurred by it or on its behalf in connection with the Merger, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement. Stockholders of Rockdale will pay their own expenses, if any, incurred in connection with the Merger.

     (9) For each of Regions, Regions Bank, and Rockdale, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the

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Regions Financial Corporation
Rockdale Community Bank
June 18, 1996
Page 7




same "controlled group" within the meaning of Section 1563(a) of the Code are treated as a single issuer.

     (10) None of the parties are under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

     (11) Prior to the Merger, Regions will be in control of Regions Bank.

     (12) Following the Merger, Regions Bank will not issue additional shares of its stock that would result in Regions losing control of Regions Bank.

     (13) The fair market value of the assets to be transferred from Rockdale to Regions Bank as a result of the Merger will equal or exceed the sum of the liabilities of Rockdale to be assumed by Regions Bank plus the amount of liabilities to which the assets to be transferred are subject.

     (14) The payment of cash to Rockdale stockholders in lieu of fractional shares of Regions Common Stock will not be a separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to Rockdale stockholders in lieu of fractional shares of Regions Common Stock will represent less than one percent (1%) of the total consideration issued in the Merger.

     (15) Regions has no plan or intention to redeem or otherwise reacquire any shares of Regions Common Stock issued in the Merger, except for purchases in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former Rockdale stockholders.

     (16) None of the compensation received by any stockholder-employee of Rockdale represents separate consideration for, or is allocable to, any of his Rockdale Common Stock. None of the Regions Common Stock that will be received by Rockdale stockholder-employees in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. Any compensation to be paid to a Rockdale stockholder-employee who continues as an employee of Regions or Regions Bank subsequent to the Merger will be for services rendered and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.


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Regions Financial Corporation
Rockdale Community Bank
June 18, 1996
Page 8





     (17) Rockdale has no plan or intention to make, and has not made, any distributions other than regular, normal dividends to stockholders prior to the Merger.

     (18) No stock of Regions Bank will be issued in the Merger.

     (19) Rockdale has not reacquired or redeemed any of its stock within the last three (3) years.

     (20) Regions does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Rockdale.

     (21) At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of Rockdale's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(y) Rockdale is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Rockdale is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by Rockdale, in the case of a first-tier subsidiary of Rockdale, or by a controlled corporation, in the case of a lower-tier subsidiary.

     (22) A holder of the Rockdale Option will not receive any additional benefits as a result of the substitution of an option with respect to Regions Common Stock for such Rockdale Option.

     (23) In the case of each Rockdale Option granted under the Rockdale Stock Plans, the spread between the aggregate option price and the aggregate fair market value of the Regions Common Stock subject to the option immediately after the substitution will be no greater than the spread between the aggregate option price and the


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Regions Financial Corporation
Rockdale Community Bank
June 18, 1996
Page 9




aggregate fair market value of the Rockdale Common Stock subject to the option immediately before the substitution.

     (24) In the case of a Rockdale Option granted under the Rockdale Stock Plans, on a share-by-share comparison, the ratio of the option price to the fair market value of the Regions Common Stock subject to the option immediately after the substitution will not be more favorable to the optionee than the ratio of the option price to the fair market value of the Rockdale Common Stock subject to the Rockdale Option immediately before the substitution.

     (25) The Merger is being undertaken for the purposes of enhancing the business of Rockdale through utilization of the financial resources of Regions and allowing Regions to expand its banking business into the markets served by Rockdale and for other business purposes.

     (26) The Agreement represents the entire understanding of Rockdale, Regions, and Regions Bank with respect to the Merger.

                                    OPINIONS

     Based on the foregoing assumptions, we are of the opinion that:

     (1) The Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code. Each of Rockdale, Regions, and Regions Bank will be a party to the reorganization within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized by a Rockdale stockholder upon the receipt of Regions Common Stock solely in exchange for their shares of Rockdale Common Stock.

     (3) The basis of the Regions Common Stock received by a Rockdale stockholder in the transaction will, in each instance, be the same as the basis of the Rockdale Common Stock surrendered in exchange therefor.

     (4) The holding period of the Regions Common Stock received by a Rockdale stockholder (including the holding period of any fractional share interest) will include the holding period of the Rockdale Common Stock surrendered in exchange therefor, provided the Rockdale Common Stock was held as a capital asset on the date of the exchange.



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Regions Financial Corporation
Rockdale Community Bank
June 18, 1996
Page 10





     (5) The payment of cash in lieu of fractional shares of Regions Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of Regions Common Stock redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

     (6) No gain or loss will be recognized by the stockholders of Rockdale upon the exchange or conversion of their Rockdale Options for options with respect to Regions Common Stock, as contemplated by Section 3.6 of the Agreement.

     (7) Where solely cash is received by a Rockdale stockholder in exchange for his shares of Rockdale Common Stock pursuant to the exercise of dissenters' rights of appraisal, such cash will be treated as having been received in redemption of his shares of Rockdale Common Stock, subject to the provisions and limitations of Section 302 of the Code.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements set out herein are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.

     This opinion is being provided solely for the benefit of Regions, Rockdale, and their stockholders. No other person or party shall be entitled to rely on this opinion.



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Regions Financial Corporation
Rockdale Community Bank
June 18, 1996
Page 11





     We hereby consent to the use of this opinion and to the references made to the firm under the captions "Certain Federal Income Tax Consequences of the Merger" and "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement constituting part of the Registration Statement on Form S-4 of Regions.

                                           Very truly yours

                                           ALSTON & BIRD

                                           By: /s/ Philip C. Cook
                                              ---------------------
                                              Philip C. Cook